Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
The Scotts Miracle-Gro Company    NEWS

ScottsMiracle-Gro Announces Financial Results for Fiscal 2012

▪	Full-year sales increased 1% to $2.83 billion, Q4 sales flat at $401 million

▪	Consumer purchases were up 2.1% for the year and increased 3.2% in Q4

▪	Full-year adjusted earnings from continuing operations of $2.01 per share

MARYSVILLE, Ohio (Nov. 8, 2012) - The Scotts Miracle-Gro Company (NYSE: SMG), the world's leading marketer of branded consumer lawn and garden products, today announced results for the fourth quarter and full year ended September 30, 2012.

Fiscal 2012 net sales increased 1 percent to $2.83 billion, compared to $2.80 billion a year ago. Global Consumer sales were flat at $2.5 billion for the year. Scotts LawnService sales for fiscal 2012 increased 4 percent to $245.8 million, compared to $235.6 million a year ago.

Adjusted income from continuing operations for fiscal 2012 was $124.9 million, or $2.01 per share, compared to $187.2 million, or $2.83 per share, a year ago. Adjusted results exclude charges related to product registration and recall matters, as well as impairment, restructuring and other charges.

“Although results did not meet our expectations, we continue to see benefits from improved marketing and innovation, which helped us grow market share in nearly every category this season,” said Jim Hagedorn, chairman and chief executive officer. “Our immediate focus remains on returning our business to levels of earnings and cash flow we saw two years ago, which we believe will drive shareholder value in both the near- and long-term.

“I am confident that we can accomplish this through a series of initiatives which we will provide greater detail on at our upcoming Analyst Day meeting in December. Also during this meeting, we will provide our outlook for fiscal 2013.”

Fourth Quarter Details
Net sales were $401.2 million, flat compared to the same quarter a year ago. Sales in the Global Consumer segment increased 1 percent to $309.8 million. Excluding the impact of foreign exchange, Global Consumer sales increased 2 percent. Scotts LawnService reported sales of $84.5 million, an increase of 1 percent from a year ago. Consumer purchases at the Company's largest U.S. retailers increased 3.2 percent during the quarter.

Results of operations for the Company's professional grass seed business (ProSeed) have been moved to discontinued operations for 2012 and 2011. The Company will update its prior years' quarterly and annual financial results from continuing operations to reflect ProSeed as a discontinued operation when it files its Form 10-K later this month.

On an adjusted basis, the company-wide gross margin rate was 26.2 percent, compared with 28.2 percent during the fourth quarter a year ago. The 200-basis-point decline was attributable primarily to higher material costs and unfavorable conversion costs.

Selling, general and administrative expenses (SG&A) were $148.6 million, compared to $136.4 million a year ago. The year-over-year increase of $12.2 million was primarily due to increased advertising and severance expenses as well as increased reserves against doubtful accounts.

Adjusted loss from continuing operations was $36.4 million, or $0.59 per share, compared with a loss of $25.7 million, or $0.41 per share a year ago. Fiscal 2012 fourth quarter adjusted earnings exclude $0.2 million related to product registration and recall matters.

During the quarter, the Company finalized settlement agreements with both the U.S. Department of Justice and the U.S. Environmental Protection Agency related to certain Company products distributed and sold through 2009. As a result, the Company does not expect to incur additional product registration or product recall costs related to these matters.

The operating loss for the Global Consumer segment was $39.1 million during the fourth quarter, compared with a loss of $28.3 million last year. Scotts LawnService reported operating income of $22.1 million for the fourth quarter, compared with $23.2 million a year ago. The consolidated company-wide adjusted loss from continuing operations before income taxes was $56.3 million during the fourth quarter of 2012, compared to a loss of $39.3 million a year ago.

Full-Year Details
Net sales were $2.83 billion, compared to $2.80 billion a year ago. Global Consumer sales were flat at $2.5 billion. Excluding the impact of foreign exchange, Global Consumer sales increased 1 percent. Scotts LawnService sales increased 4 percent to $245.8 million, compared to $235.6 million a year ago. Consumer purchases at the Company's largest U.S. retailers increased 2.1 percent in fiscal 2012.

On an adjusted basis, the company-wide gross margin rate declined 280 basis points to 34.0 percent. The decline was attributable primarily to higher material costs and distribution costs, partially offset by increased pricing.

SG&A totaled $705.7 million, compared to $686.3 million a year ago. The year-over-year increase of $19.4 million was primarily attributable to increased advertising and marketing.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $302.9 million, compared to $393.0 million a year ago.

Adjusted income from continuing operations was $124.9 million, or $2.01 per share, compared with $187.2 million, or $2.83 per share in fiscal 2011. Adjusted results for fiscal 2012 exclude charges related to product registration and recall matters of approximately $7.4 million, as well as impairment, restructuring and other charges of approximately $4.3 million.

The Global Consumer segment reported operating income of $338.3 million for fiscal 2012, compared to $425.0 million a year ago. Scotts LawnService reported operating income of $27.0 million during the year, compared to $25.9 million in fiscal 2011. The consolidated company-wide adjusted income from continuing operations before income taxes was $197.1 million during fiscal 2012, compared to $293.1 million a year ago.

Company to Hold Its Analyst Day Meeting on Dec. 14
The Company will hold its Analyst & Investor Day on Friday, December 14, 2012 at the Waldorf Astoria Hotel in New York, beginning at 9 a.m. Eastern Time. A live webcast of the meeting will be available on the investor relations section of the Company's website at http://investor.scotts.com. Presentation slides and a replay of the webcast will be available on the website following the meeting.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, Nov. 8
The Company will discuss its results during a webcast and conference call today at 9 a.m. Eastern Time. To participate in the conference call, call 1-866-682-3515 (Conference ID: 43819004). A replay can be heard by calling 1-855-859-2056. A webcast of the call also will be available live at http://investor.scotts.com. An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the website for at least 12 months.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company's costs of doing business or limit the Company's ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company's results of operations;

•	The highly competitive nature of the Company's markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company's sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company's financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company's international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company's business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company's common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company's publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE GRO-COMPANY
Condensed Consolidated Statement of Operations (3)
(in millions, except for per common share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2012	September 30, 2011	% Change	September 30, 2012	September 30, 2011	% Change
Net sales		$401.2	$403.1	—%	$2,826.1	$2,799.7	1%
Cost of sales		296.2	289.3		1,864.4	1,769.0
Cost of sales - impairment, restructuring and other charges		—	18.3		—	18.3
Cost of sales - product registration and recall matters		—	—		0.4	3.2
Gross profit		105.0	95.5	10%	961.3	1,009.2	(5)%
% of sales		26.2%	23.7%		34.0%	36.0%
Operating expenses:
Selling, general and administrative		148.6	136.4	9%	705.7	686.3	3%
Impairment, restructuring and other charges		—	34.0		7.1	37.6
Product registration and recall matters		0.4	3.6		7.8	11.4
Other (income) expense, net		0.7	3.0		(2.9)	(0.9)
Income (loss) from operations		(44.7)	(81.5)	(45)%	243.6	274.8	(11)%
% of sales		(11.1)%	(20.2)%		8.6%	9.8%
Costs related to refinancing		—	—		—	1.2
Interest expense		12.0	13.7		61.8	51.0
Income (loss) from continuing operations before income taxes		(56.7)	(95.2)	(40)%	181.8	222.6	(18.3)%
Income tax expense (benefit) from continuing operations		(20.1)	(33.2)		68.6	82.7
Income (loss) from continuing operations		(36.6)	(62.0)	(41)%	113.2	139.9	(19)%
Income (loss) from discontinued operations, net of tax	(3)	(3.5)	8.6		(6.7)	28.0
Net income (loss)		$(40.1)	$(53.4)		$106.5	$167.9
Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$(0.60)	$(1.00)	(40)%	$1.86	$2.16	(14)%
Income (loss) from discontinued operations		(0.06)	0.14		(0.11)	0.44
Net income (loss)		$(0.66)	$(0.86)		$1.75	$2.60
Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$(0.60)	$(1.00)	(40)%	$1.82	$2.11	(14)%
Income (loss) from discontinued operations		(0.06)	0.14		(0.11)	0.43
Net income (loss)		$(0.66)	$(0.86)		$1.71	$2.54
Common shares used in basic income (loss) per share calculation		61.2	62.0	(1)%	61.0	64.7	(6)%
Common shares and potential common shares used in diluted income (loss) per share calculation		61.2	62.0	(1)%	62.1	66.2	(6)%

Non-GAAP results from continuing operations:
Adjusted income (loss) from continuing operations	(4)	$(36.4)	$(25.7)	(42)%	$124.9	$187.2	(33)%
Adjusted diluted income (loss) per share from continuing operations	(2) (4)	$(0.59)	$(0.41)	(46)%	$2.01	$2.83	(29)%
Adjusted EBITDA	(3) (4)	$(34.9)	$(27.5)	(27)%	$302.9	$393.0	(23)%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment (3)
(in millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments. Corporate & Other assets primarily include deferred financing and debt issuance costs and corporate intangible assets, as well as deferred tax assets.

	Three Months Ended			Twelve Months Ended
	September 30, 2012	September 30, 2011	% Change	September 30, 2012	September 30, 2011	% Change
Net Sales:
Global Consumer	$309.8	$308.0	1%	$2,539.2	$2,533.2	0%
Scotts LawnService®	84.5	83.4	1%	245.8	235.6	4%
Segment total	394.3	391.4	1%	2,785.0	2,768.8	1%
Corporate & Other	6.9	11.7		41.1	30.9
Consolidated	$401.2	$403.1	0%	$2,826.1	$2,799.7	1%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$(39.1)	$(28.3)	38%	$338.3	$425.0	(20)%
Scotts LawnService®	22.1	23.2	(5)%	27.0	25.9	4%
Segment total	(17.0)	(5.1)		365.3	450.9
Corporate & Other	(23.9)	(18.0)		(96.3)	(95.0)
Intangible asset amortization	(3.4)	(2.5)		(10.1)	(10.6)
Product registration and recall matters	(0.4)	(3.6)		(8.2)	(14.6)
Impairment, restructuring and other charges	—	(52.3)		(7.1)	(55.9)
Costs related to refinancing	—	—		—	(1.2)
Interest expense	(12.0)	(13.7)		(61.8)	(51.0)
Consolidated	$(56.7)	$(95.2)	(40)%	$181.8	$222.6	(18)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(in millions)

	September 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$131.9	$130.9
Accounts receivable, net	330.9	323.5
Inventories	414.9	387.0
Prepaids and other current assets	122.3	151.1
Total current assets	1,000.0	992.5
Property, plant and equipment, net	427.4	394.7
Goodwill	309.4	309.1
Intangible assets, net	307.1	319.6
Other assets	30.5	36.3
Total assets	$2,074.4	$2,052.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$1.5	$3.2
Accounts payable	152.3	150.0
Other current liabilities	279.8	315.4
Total current liabilities	433.6	468.6
Long-term debt	781.1	791.8
Other liabilities	257.8	232.0
Total liabilities	1,472.5	1,492.4
Shareholders' equity	601.9	559.8
Total liabilities and shareholders’ equity	$2,074.4	$2,052.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	As Reported	Product Registration and Recall Matters	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted
Net sales	$401.2	$—	$401.2	$403.1	$—	$—	$403.1
Cost of sales	296.2	—	296.2	289.3	—	—	289.3
Cost of sales - impairment, restructuring and other charges	—	—	—	18.3	—	18.3	—
Gross profit	105.0	—	105.0	95.5	—	(18.3)	113.8
% of sales	26.2%		26.2%	23.7%			28.2%
Operating expenses:
Selling, general and administrative	148.6	—	148.6	136.4	—	—	136.4
Impairment, restructuring and other charges	—	—	—	34.0	—	34.0	—
Product registration and recall matters	0.4	0.4	—	3.6	3.6	—	—
Other expense, net	0.7	—	0.7	3.0	—	—	3.0
Loss from operations	(44.7)	(0.4)	(44.3)	(81.5)	(3.6)	(52.3)	(25.6)
% of sales	(11.1)%		(11.0)%	(20.2)%			(6.4)%
Interest expense	12.0	—	12.0	13.7	—	—	13.7
Loss from continuing operations before income taxes	(56.7)	(0.4)	(56.3)	(95.2)	(3.6)	(52.3)	(39.3)
Income tax benefit from continuing operations	(20.1)	(0.2)	(19.9)	(33.2)	(0.2)	(19.4)	(13.6)
Loss from continuing operations	$(36.6)	$(0.2)	$(36.4)	$(62.0)	$(3.4)	$(32.9)	$(25.7)
Basic loss per share from continuing operations	$(0.60)	$(0.01)	$(0.59)	$(1.00)	$(0.06)	$(0.53)	$(0.41)
Diluted loss per share from continuing operations	$(0.60)	$(0.01)	$(0.59)	$(1.00)	$(0.06)	$(0.53)	$(0.41)
Common shares used in basic loss per share calculation	61.2	61.2	61.2	62.0	62.0	62.0	62.0
Common shares and potential common shares used in diluted loss per share calculation	61.2	61.2	61.2	62.0	62.0	62.0	62.0
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(36.6)			$(62.0)
Income tax benefit from continuing operations	(20.1)			(33.2)
Loss from discontinued operations, net of tax (excluding impact of the gain on Global Pro sale)	(3.5)			(9.8)
Income tax benefit from discontinued operations (excluding tax impact of the gain on Global Pro sale)	(1.2)			(5.2)
Interest expense	12.0			13.7
Depreciation	11.9			13.0
Amortization (including Roundup)	3.6			2.7
Impairment, restructuring and other charges	—			50.5
Product registration and recall matters	—			2.3
Mark-to-market adjustments on derivatives	(1.0)			0.5
Adjusted EBITDA	$(34.9)			$(27.5)

Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Twelve Months Ended September 30, 2012				Twelve Months Ended September 30, 2011
	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted
Net sales	$2,826.1	$—	$—	$2,826.1	$2,799.7	$—	$—	$2,799.7
Cost of sales	1,864.4	—	—	1,864.4	1,769.0	—	—	1,769.0
Cost of sales - impairment, restructuring and other charges	—	—	—	—	18.3	—	18.3	—
Cost of sales - product registration and recall matters	0.4	0.4	—	—	3.2	3.2	—	—
Gross profit	961.3	(0.4)	—	961.7	1,009.2	(3.2)	(18.3)	1,030.7
% of sales	34.0%			34.0%	36.0%			36.8%
Operating expenses:
Selling, general and administrative	705.7	—	—	705.7	686.3	—	—	686.3
Impairment, restructuring and other charges	7.1	—	7.1	—	37.6	—	37.6	—
Product registration and recall matters	7.8	7.8	—	—	11.4	11.4	—	—
Other expense, net	(2.9)	—	—	(2.9)	(0.9)	—	—	(0.9)
Income from operations	243.6	(8.2)	(7.1)	258.9	274.8	(14.6)	(55.9)	345.3
% of sales	8.6%			9.2%	9.8%			12.3%
Costs related to refinancing	—	—	—	—	1.2	—	—	1.2
Interest expense	61.8	—	—	61.8	51.0	—	—	51.0
Income from continuing operations before income taxes	181.8	(8.2)	(7.1)	197.1	222.6	(14.6)	(55.9)	293.1
Income tax expense from continuing operations	68.6	(0.8)	(2.8)	72.2	82.7	(2.6)	(20.6)	105.9
Income from continuing operations	$113.2	$(7.4)	$(4.3)	$124.9	$139.9	$(12.0)	$(35.3)	$187.2
Basic income per share from continuing operations	$1.86	$(0.12)	$(0.07)	$2.05	$2.16	$(0.18)	$(0.55)	$2.89
Diluted income per share from continuing operations	$1.82	$(0.12)	$(0.07)	$2.01	$2.11	$(0.19)	$(0.53)	$2.83
Common shares used in basic income per share calculation	61.0	61.0	61.0	61.0	64.7	64.7	64.7	64.7
Common shares and potential common shares used in diluted income per share calculation	62.1	62.1	62.1	62.1	66.2	66.2	66.2	66.2
Calculation of Adjusted EBITDA:
Income from continuing operations	$113.2				$139.9
Income tax expense from continuing operations	68.6				82.7
Loss from discontinued operations, net of tax (excluding impact of the gain on Global Pro sale)	(5.0)				(11.5)
Income tax benefit from discontinued operations (excluding tax impact of the gain on Global Pro sale)	(2.0)				(7.2)
Costs related to refinancing	—				1.2
Interest expense	61.8				51.0
Interest expense from discontinued operations	—				1.7
Depreciation	51.5				50.3
Amortization (including Roundup)	10.9				11.4
Impairment, restructuring and other charges	4.7				64.3
Product registration and recall matters	0.2				8.7
Mark-to-market adjustments on derivatives	(1.0)				0.5
Adjusted EBITDA	$302.9				$393.0

Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period. Since there is a loss for the three months ended September 30, 2012 and 2011, potentially dilutive securities were not included in the calculations for those periods because to do so would have been anti-dilutive.

(3)
On February 28, 2011, the Company completed the sale of a significant majority of the assets of its global professional business (excluding the non-European professional seed business, “Global Pro”). As a result of the then-pending sale, effective in the Company's first quarter of fiscal 2011, the Company reclassified the assets and liabilities of Global Pro to assets and liabilities held for sale and included the results of operations of Global Pro in discontinued operations for all periods presented.

In the fourth quarter of fiscal 2012, the Company completed the wind down of the Company's professional seed business. As a result, effective in its fourth quarter of fiscal 2012, the Company classified its results of operations for fiscal 2012, 2011 and 2010 to reflect the professional seed business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income (loss) from continuing operations and adjusted diluted income (loss) per share from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. In addition, non-recurring cash items affecting net income or loss that are incurred between April 3, 2011 and June 30, 2012 in an aggregate amount not to exceed $40 million are also excluded from the determination of adjusted EBITDA. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 3.50 at September 30, 2012) and an interest coverage ratio (minimum of 3.50 for the twelve months ended September 30, 2012). The Company was in compliance with the terms of all debt covenants at September 30, 2012.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.